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                                                                    EXHIBIT 10.1

[BANK OF AMERICA LOGO APPEARS HERE]

                                 LOAN AGREEMENT

     This Loan Agreement (the "Agreement") dated as of June 10, 2002, by and between Bank of America, N.A., a national banking association ("Bank") and the Borrower described below.

     In consideration of the Loan or Loans described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrower agree as follows:

     1. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

          A.   Borrower: OPNET Technologies, Inc.
                        -------------------------------------------
               a(n)      Delaware corporation
                   ------------------------------------------------

          B.   Borrower's Address:

                              7255 Woodmont Avenue, Suite 250
               ----------------------------------------------------
                              Bethesda, Maryland 20814
               ----------------------------------------------------

          C. Hazardous Materials. Hazardous Materials include all materials defined as hazardous materials or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

          D. Loan. Any loan described in Section 2 hereof and any subsequent loan which states that it is subject to this Loan Agreement.

          E. Loan Documents. Loan Documents means this Loan Agreement and any and all promissory notes executed by Borrower in favor of Bank and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan.

          F. Accounting Terms. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 3.H. hereof.

     2. LOANS.
        -----

          A. Loan. Bank hereby agrees to make (or has made) one or more loans to Borrower in the aggregate principal face amount of $ 10,000,000.00. The obligation to repay the loans is evidenced by a promissory note or notes dated June 10, 2002 (the promissory note or notes together with any and all renewals, extensions or rearrangements thereof being hereafter collectively referred to as the "Note") having a maturity date, repayment terms and interest rate as set forth in the Note.

               i. Revolving Credit Feature. The Loan provides for a revolving line of credit (the "Line") under which Borrower may from time to time, borrow, repay and re-borrow funds.

               ii. Borrowing Base. The Line is subject to the following advance formula: 80% of outstanding accounts receivable aged less than 90 days from invoice.

               iii. Usage Fee. Borrower will pay hereafter on September 30, 2002 and on the last day of each quarter for the period from and including the date the Line was established to and including the maturity date of the Line, a usage fee at a rate per annum of .25% of the average daily unused portion of the Line during such period. The Borrower may at any time upon written notice to the Bank permanently reduce the amount of the Line at which time the obligation of the Borrower to pay a usage fee shall thereupon correspondingly be reduced.

                                       -1-

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               iv. Letter of Credit Subfeature. As a subfeature under the Line,
Bank may from time to time up to and including June 10, 2004, issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion; and provided further that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $10,000,000.00. Each Letter of Credit shall be issued for a term not to exceed 365 days, as designated by Borrower, provided, however, that no Letter of Credit shall have an expiration date subsequent to June 10, 2004. The undrawn amount of all Letters of Credit plus any and all amounts paid by Bank in connection with drawings under any Letter of Credit for which the Bank has not been reimbursed shall be reserved under the Line and shall not be available for advances thereunder. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line and shall be repaid in accordance with the terms of the Line; provided however, that if the Line is not available for any reason whatsoever, at the time any draft is paid by Bank, or if advances are not available under the Line in such amount due to any limitation of borrowing set forth herein, then the full amount of such drafts shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at that rate of interest applicable to advances under the Line. In such event, Borrower agrees that Bank, at Bank's sole discretion may debit Borrower's deposit account with Bank for the amount of such draft.

               v. Letter of Credit Fees. Letters of credit shall be assessed a fee of 1.25% per annum, due upon issuance or a minimum fee of $500.00. All amendment fees and transfer fees shall be due and payable by the Borrower.

     3. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Bank as follows:

          A. Good Standing. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business.

          B. Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

          C. Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

          D. Litigation. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

          E. No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

          F. Ownership of Assets. Borrower has good title to its assets, and its assets are free and clear of liens, except those granted to Bank and as disclosed to Bank in writing prior to the date of this Agreement.

          G. Taxes. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.

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          H. Material Adverse Change. The financial statements of each Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present each Borrower's financial condition, including all material contingent liabilities as of the date or dates thereof, and there has been no material adverse change in the financial condition or operations of any Borrower since December 31, 2001. All factual information furnished by each Borrower to Bank in connection with this Agreement and any other loan documents executed in connection with this Agreement is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

          I. Place of Business. Borrower's chief executive office is located at 7255 Woodmont Avenue, Suite 250 Bethesda, Maryland 20814

          J. Environmental. The conduct of Borrower's business operations and the condition of Borrower's property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

          K. Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under any Loan.

     4. AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

          A. Financial Condition. Maintain Borrower's financial condition as follows, determined in accordance with GAAP applied on a consistent basis throughout the period involved except to the extent modified by the following definitions:

               i. Profitability. Maintain on a consolidated basis, a positive net income before taxes and extraordinary items for each quarterly accounting period.

               ii. Unencumbered Liquid Assets. Borrower shall hold Unencumbered Liquid Assets having an aggregate market value of not less than Five Million and 00/100 Dollars ($5,000,000.00) at the Bank. For the purposes of this Agreement, "Unencumbered Liquid Assets" shall mean the following assets owned by Borrower (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower, and (ii) may be converted to cash within five (5) days.

               iii. Funded Debt to EBITDA Ratio. Maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 2.5:1.0. "Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, capital leases, letters of credit, Subordinated Liabilities, and any other contingent liabilities. "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges. This ratio will be calculated at the end of each reporting period for which Bank requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period. "Subordinated Liabilities" means liabilities subordinated to Borrower's obligations to Bank in a manner acceptable to Bank in its sole discretion.

          B. Financial Statements and Other Information. Maintain a system of accounting satisfactory to Bank and in accordance with GAAP applied on a consistent basis throughout the period involved, permit Bank's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Bank may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower's books and records will be located at Borrower's

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chief executive office set forth above. All financial statements called for below shall be prepared in accordance with GAAP and in form and content acceptable to Bank.

In addition, Borrower will:

               i. Furnish to Bank audited financial statements, prepared in accordance with GAAP and examined and certified by independent certified public accountants reasonably satisfactory to the Bank, of Borrower for each fiscal year of Borrower, within 120 days after the close of each such fiscal year, on a consolidated basis.

               ii. Furnish to Bank internally prepared financial statements (including a balance sheet and profit and loss statement) of Borrower for each quarter of each fiscal year of Borrower, within 45 days after the close of each such period, on a consolidated basis.

               iii. Furnish to Bank quarterly, a detailed accounts receivable aging report, within 45 days after the close of each such period.

               iv. Furnish to Bank monthly, a borrowing base certificate, within 30 days after the close of each such period.

               v. Furnish to Bank a compliance certificate for (and executed by an authorized representative of) Borrower concurrently with and dated as of the date of delivery of each of the financial statements as required in paragraphs i and ii above, containing (a) a certification that the financial statements of even date are true and correct and that the Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions, in such detail as Bank may request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all quantitative covenants.

               vi. Furnish to Bank promptly upon transmission thereof, copies of any filings, registrations, and reports to the SEC.

               vii. Furnish to Bank annually, a detailed two-year budget in form reasonably satisfactory to Bank, including profit and loss statement and sources and uses of cash.

               viii. Furnish to Bank promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower respectively, from time to time, as Bank may reasonably request.

          C. Insurance. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are satisfactory to Bank and providing for at least 30 days prior notice to Bank of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the Loan(s) and 30 days prior to each policy renewal.

          D. Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

          E. Adverse Conditions or Events. Promptly advise Bank in writing of
(i) any condition, event or act which comes to its attention that would or might materially adversely affect Borrower's financial condition or operations or Bank's rights under the Loan Documents, (ii) any litigation filed by or against Borrower, in excess of an aggregate amount of $250,000.00, (iii) any event that has occurred that would constitute an event of default under any Loan Documents and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $250,000.00.

          F. Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in

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a diligent manner.

          G. Maintenance. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

          H. Environmental. Immediately advise Bank in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's business operations; and (ii) all claims made or threatened by any third party against Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Bank of any remedial action taken by Borrower with respect to Borrower's business operations. Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by Borrower except such materials as are incidental to Borrower's normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Borrower agrees to permit Bank, its agents, contractors and employees to enter and inspect any of Borrower's places of business or any other property of Borrower at any reasonable times upon three
(3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant and Borrower shall reimburse Bank on demand for the costs of any such environmental investigation and audit. Borrower shall provide Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower's business operations within five (5) days of the request therefore.

          I. Maintain its primary depository relationship, including operating accounts, with Bank of America.

     5. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

          A. Disposal of Assets Outside Ordinary Course of Business. Sell, assign, lease, transfer or otherwise dispose of any part of Borrower's business or Borrower's assets, except in the ordinary course of Borrower's business.

          B. Change of Control. Cause, permit or suffer any change, direct or indirect, in the Borrower's control. Control means at any time: (i) any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Persons owning 30% or more of the Voting Stock of the Borrower on the Closing Date, either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Stock of the Borrower (or securities convertible into or exchangeable for such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower.

          C. Liens. Grant, suffer or permit any contractual or non-contractual lien on or security interest in its assets, except in favor of Bank, and except purchase money security interests not in excess of $500,000.00 in the aggregate, or fail to promptly pay when due all lawful claims, whether for labor, materials or otherwise.

          D. Extensions of Credit. Make or permit any subsidiary to make, any loan or advance to any person or entity, or purchase or otherwise acquire, or permit any subsidiary to purchase or other wise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution, to or otherwise invest in or acquire any interest in any entity, or participate as a partner or joint venturer with any person or entity, in excess of $500,000.00 in the aggregate.

          E. Borrowings. Create, incur, assume or become liable in any manner for any

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indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Bank, except for normal trade debts incurred in the ordinary course of Borrower's business, and except for existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement, with the exception of new purchase money indebtedness not in excess of $500,000.00 in the aggregate.

          F. Dividends and Distributions. Make any distribution (other than dividends payable in capital stock of Borrower) on any shares of any class of its capital stock or, if Borrower is a partnership, make any distribution to any partner, or apply any of its property or assets to the purchase, redemption or other retirement of any shares of any class of capital stock of or any partnership interest in Borrower.

          G. Permitted Investments. Have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for investments in any of the following: (i) certificates of deposit; (ii) U.S. treasury bills and other obligations of the federal government; (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission) rated at least in the three highest categories by Standard & Poor's or at least in the three highest categories by Moody's Investors Service, Inc.; (iv) repurchase agreements covering U.S. government securities; (v) stocks or assets of companies in complementary lines of business as long as the cash investment does not exceed $10,000,000.00, in the aggregate, in any fiscal year and the proforma financial statement demonstrates that the company will remain in compliance with all covenants.

          H. Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

          I. Change of Management. Make any substantial change in its present executive or management personnel.

          J. Suspend Business. Voluntarily liquidate, dissolve or suspend its business.

     6. DEFAULT. Borrower shall be in default under this Agreement and under each of the other Loan Documents if it shall default in the payment of any amounts due and owing under the Loan and such default is not cured within five
(5) business days or should or should it fail to timely and properly observe, keep or perform any term, covenant, agreement or condition in any Loan Document if failure is not cured within 30 days or in any other loan agreement, promissory note, security agreement, deed of trust, deed to secure debt, mortgage, assignment or other contract securing or evidencing payment of any indebtedness of Borrower to Bank or any affiliate or subsidiary of Bank of America Corporation.

     7. REMEDIES UPON DEFAULT. If an event of default shall occur, Bank shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

     8. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

     Borrower:

          OPNET Technologies, Inc.
     ------------------------------------------
          7255 Woodmont Avenue, Suite 250
     ------------------------------------------
          Bethesda, Maryland 20814
     ------------------------------------------
     Fax. No.____________________________


     Bank: Bank of America, N.A.
           6610 Rockledge Drive
     ------------------------------------------
           Bethesda, Maryland 20817-1811
     ------------------------------------------

     Fax No. 301-517-3120
            ---------------

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

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          A. If sent by mail, upon the earlier of the date of receipt or five
(5) days after deposit in the U.S. Mail, first class postage prepaid;

          B. If sent by any other means , upon delivery.

     9. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all reasonable and necessary costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel if permitted by applicable law), incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) all other costs and attorneys' fees incurred by Bank for which Borrower is obligated to reimburse Bank in accordance with the terms of the Loan Documents.

     10. MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

          A. Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

          B. Applicable Law. This Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Maryland and applicable United States federal law.

          C. Amendment. No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Loan Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Loan Agreement.

          D. Documents. All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

          E. Partial Invalidity. The unenforceability or invalidity of any provision of this Loan Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

          F. Indemnification. Notwithstanding anything to the contrary contained in Section 10(G), Borrower shall indemnify, defend and hold Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower's business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower's business operations, or gaseous emissions arising from Borrower's business operations or any other condition existing or arising from Borrower's business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen's compensation laws of any state or other similar federal or state

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legislation for the protection of employees. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Bank, and of any third parties. The Borrower's obligations under this paragraph shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of any Deed to Secure Debt, Deed of Trust, Security Agreement or Mortgage securing the Loan.

          G. Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is outstanding or the obligation of the Bank to make any advances under the Line shall not have expired.


     11. NO ORAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

BORROWER:  OPNET Technologies, Inc.         BANK:  Bank of America, N.A.
          --------------------------

By:____________________________ (SEAL)      By: _________________________(SEAL)
Name:__________________________             Name:  Robin D. Hartley
Title:_________________________             Title: Credit Officer

[Corporate Seal]

If the Borrower is a corporation, the signature should be attested by the Secretary or Assistant Secretary of the corporation and the corporate seal affixed.

Attest:_______________________(SEAL)
Name:
Title: